Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205813

December 9, 2015

VISA INC.

TERM SHEET

December 9, 2015

$1,750,000,000 1.200% Senior Notes due 2017

$3,000,000,000 2.200% Senior Notes due 2020

$2,250,000,000 2.800% Senior Notes due 2022

$4,000,000,000 3.150% Senior Notes due 2025

$1,500,000,000 4.150% Senior Notes due 2035

$3,500,000,000 4.300% Senior Notes due 2045

Issuer:	Visa Inc.

Ratings (Moody’s / S&P):*	A1/A+

Aggregate Principal Amount Offered:	$1,750,000,000 for the 2017 Notes
$3,000,000,000 for the 2020 Notes
$2,250,000,000 for the 2022 Notes
$4,000,000,000 for the 2025 Notes
$1,500,000,000 for the 2035 Notes
$3,500,000,000 for the 2045 Notes

Trade Date:	December 9, 2015

Settlement Date:	December 14, 2015 (T + 3)

Maturity Date:	December 14, 2017 for the 2017 Notes
December 14, 2020 for the 2020 Notes
December 14, 2022 for the 2022 Notes
December 14, 2025 for the 2025 Notes
December 14, 2035 for the 2035 Notes
December 14, 2045 for the 2045 Notes

Coupon (Interest Rate):	1.200% per annum for the 2017 Notes
2.200% per annum for the 2020 Notes
2.800% per annum for the 2022 Notes
3.150% per annum for the 2025 Notes
4.150% per annum for the 2035 Notes
4.300% per annum for the 2045 Notes

Price to Public (Issue Price):	99.947% of the principal amount for the 2017 Notes
99.915% of the principal amount for the 2020 Notes
99.861% of the principal amount for the 2022 Notes
99.634% of the principal amount for the 2025 Notes
99.865% of the principal amount for the 2035 Notes
99.833% of the principal amount for the 2045 Notes

Net Proceeds (before expenses):	$1,746,972,500 for the 2017 Notes
$2,989,950,000 for the 2020 Notes
$2,240,122,500 for the 2022 Notes
$3,967,360,000 for the 2025 Notes
$1,486,725,000 for the 2035 Notes
$3,466,155,000 for the 2045 Notes

Yield to Maturity:	1.227% for the 2017 Notes
2.218% for the 2020 Notes
2.822% for the 2022 Notes
3.193% for the 2025 Notes
4.160% for the 2035 Notes
4.310% for the 2045 Notes

Spread to Benchmark Treasury:	T + 30 basis points for the 2017 Notes
T + 57 basis points for the 2020 Notes
T + 82 basis points for the 2022 Notes
T + 97 basis points for the 2025 Notes
T + 117 basis points for the 2035 Notes
T + 132 basis points for the 2045 Notes

Benchmark Treasury:	0.875% due November 30, 2017 for the 2017 Notes
1.625% due November 30, 2020 for the 2020 Notes
2.000% due November 30, 2022 for the 2022 Notes
2.250% due November 15, 2025 for the 2025 Notes
2.875% due August 15, 2045 for the 2035 Notes
2.875% due August 15, 2045 for the 2045 Notes

Benchmark Treasury Price / Yield:	99-28 3⁄4 / 0.927% for the 2017 Notes
99-28+ / 1.648% for the 2020 Notes
99-31+ / 2.002% for the 2022 Notes
100-07+ / 2.223% for the 2025 Notes
97-24 / 2.990% for the 2035 Notes
97-24 / 2.990% for the 2045 Notes

Interest Payment Dates:	Semi-annually on June 14 and December 14, commencing June 14, 2016 for the 2017 Notes
Semi-annually on June 14 and December 14, commencing June 14, 2016 for the 2020 Notes
Semi-annually on June 14 and December 14, commencing June 14, 2016 for the 2022 Notes
Semi-annually on June 14 and December 14, commencing June 14, 2016 for the 2025 Notes
Semi-annually on June 14 and December 14, commencing June 14, 2016 for the 2035 Notes
Semi-annually on June 14 and December 14, commencing June 14, 2016 for the 2045 Notes

Optional Redemption Provisions:	Each series of notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time prior to, with respect to the 2017 Notes, their maturity date, and with respect to the 2020 Notes, 2022 Notes, 2025 Notes, 2035 Notes and 2045 Notes, the applicable Par Call Date (as set forth in the table below), at a price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon through maturity for the 2017 Notes or as if the notes matured on the applicable Par Call Date for the 2020 Notes, the 2022 Notes, the 2025 Notes, the 2035 Notes and the 2045 Notes (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Spread for such notes (as set forth in the table below).

Series	Maturity/Par Call Date	Spread
2017 Notes	December 14, 2017	5 bps
2020 Notes	November 14, 2020	10 bps
2022 Notes	October 14, 2022	12.5 bps
2025 Notes	September 14, 2025	15 bps
2035 Notes	June 14, 2035	20 bps
2045 Notes	June 14, 2045	20 bps

Each of the 2020 Notes, the 2022 Notes, the 2025 Notes, the 2035 Notes and the 2045 Notes may be redeemed as a whole or in part, at the Company’s option at any time and from time to time on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, accrued interest will be payable to, but excluding, the redemption date.

Special Mandatory Redemption:	The Notes, other than the 2035 Notes and the 2045 Notes, are subject to the special mandatory redemption provisions as described in the Preliminary Prospectus Supplement dated December 9, 2015.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	92826C AA0 for the 2017 Notes
92826C AB8 for the 2020 Notes
92826C AC6 for the 2022 Notes
92826C AD4 for the 2025 Notes
92826C AE2 for the 2035 Notes
92826C AF9 for the 2045 Notes

ISIN Number:	US92826CAA09 for the 2017 Notes
US92826CAB81 for the 2020 Notes
US92826CAC64 for the 2022 Notes
US92826CAD48 for the 2025 Notes
US92826CAE21 for the 2035 Notes
US92826CAF95 for the 2045 Notes

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith

                   Incorporated

Goldman, Sachs & Co.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
Standard Chartered Bank

Senior Joint Lead Managers	Deutsche Bank Securities Inc.
TD Securities (USA) LLC

Senior Co-Managers	BBVA Securities Inc.
CIBC World Markets Corp.
Lloyds Securities Inc.
PNC Capital Markets LLC
RBS Securities Inc.

Co-Managers	Lebenthal & Co., LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Brandford Shank & Co., L.L.C.
The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, U.S. Bancorp Investments, Inc. at 1-877-558-2607 or Wells Fargo Securities, LLC at 1-800-645-3751.